Exhibit 99.1

Clarus Reports First Quarter 2025 Results

Continues to Execute Strategic Initiatives to Accelerate Long-Term Profitable Growth

Promotes Industry Veteran Tripp Wyckoff to Lead Adventure

Entered into Agreement to Divest PIEPS Snow Safety Brand for €7.8 Million

SALT LAKE CITY, May 8, 2025 (GLOBE NEWSWIRE) -- Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor enthusiast markets, reported financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Summary vs. Same Year-Ago Quarter

•	Sales of $60.4 million compared to $69.3 million.
•	Gross margin was 34.4% compared to 35.9%; adjusted gross margin of 34.6% compared to 36.9%.
•	Net loss of $5.2 million, or $(0.14) per diluted share, compared to net income, which includes the impact of discontinued operations, of $21.9 million, or $0.57 per diluted share.
•	Loss from continuing operations of $5.2 million, or $(0.14) per diluted share, compared to loss from continuing operations of $6.5 million, or $(0.17) per diluted share.
•	Adjusted loss from continuing operations of $(0.7) million, or $(0.02) per diluted share, compared to adjusted loss from continuing operations of $(0.1) million, or $(0.00) per diluted share.
•	Adjusted EBITDA from continuing operations of $(0.8) million with an adjusted EBITDA margin of (1.3)% compared to $2.0 million with an adjusted EBITDA margin of 2.9%.

Management Commentary

“Against an increasingly challenging consumer backdrop across the outdoor market, we continued to execute in line with our strategic roadmap in the first quarter, strengthening the core of our Outdoor segment and investing to scale our Adventure segment,” said Warren Kanders, Clarus’ Executive Chairman. “We have maintained momentum at Outdoor, with our team focused on prioritizing our best and most profitable styles. Importantly, Black Diamond remains an iconic brand within core mountain and climb categories, and we’ve been pleased with the strong feedback from our partners regarding our revamped apparel line. At Adventure, the slowdown in both our OEM business and the core Australian wholesale market contributed to lower Q1 sales, but investments in innovation are expected to enhance new product introductions in the second half of the year.”

Mr. Kanders continued, “While our results to date have met topline expectations, the forward outlook remains highly unpredictable, and given the macroeconomic uncertainty, we believe it is prudent to withdraw our full-year guidance. In light of the challenges posed by tariffs and potential consequences on consumer demand, our focus is on controlling what we can. The Black Diamond organization is healthier than ever, and the hard work of the prior two years to simplify the business and right size our inventory has positioned us to better withstand market headwinds in the near term. We have made operational and organizational progress to start the year at Adventure, although conditions for this business remain challenging. We expect that our investments in new product development initiatives and enhanced fits will ultimately drive accelerated brand penetration globally.”

First Quarter 2025 Financial Results

On a consolidated basis, sales in the first quarter were $60.4 million compared to $69.3 million in the same year-ago quarter, down 13%. Sales in the Outdoor segment decreased 6% to $44.3 million, compared to $47.0 million in the year-ago quarter. Sales in the Adventure segment decreased 28% to $16.1 million, compared to $22.3 million in the year-ago quarter.

Sales in the Adventure segment decreased due to significantly lower demand from global OEM customers and a challenging wholesale market in Australia for both Rhino-Rack and Maxtrax, combined with a prior year large wholesale customer in North America not reoccurring in 2025. This was partially offset by $1.3 million of sales from the recent acquisition of RockyMounts. Sales in the Outdoor segment decreased due to our continued efforts around product simplification and SKU rationalization strategy, combined with the impact from the shift of IGD revenues out of the first quarter. This decrease was partially offset by increased revenue from our high-margin “A” and “B” products at Black Diamond.

Gross margin in the first quarter was 34.4% compared to 35.9% in the year-ago quarter. The gross margin decrease was primarily attributable to lower volumes and unfavorable product mix at both the Outdoor and Adventure segments. Specifically, the unfavorable product mix at Outdoor was related to high levels of discontinued merchandise that was sold during the quarter, including the vast majority of the remaining PFAS inventory. The unfavorable product mix at Adventure was primarily driven by promotional sales efforts in North America. This combined with lower wholesale volume at both Rhino-Rack and Maxtrax in Australia drove the decline in gross margin compared to the same year-ago quarter. Adjusted gross margin reflecting inventory fair value adjustments because of purchase accounting was 34.6% for the quarter compared to 36.9% in the year-ago quarter.

Selling, general and administrative expenses in the first quarter were $26.6 million compared to $28.2 million in the same year-ago quarter. The decrease was primarily a result of lower wages and marketing costs, as well as lower retail expenses at Outdoor due to store closures and other expense reduction initiatives across both segments to manage costs.

The loss from continuing operations in the first quarter of 2025 was $5.2 million, or $(0.14) per diluted share, compared to loss from continuing operations of $6.5 million, or $(0.17) per diluted share in the year-ago quarter. Loss from continuing operations in the first quarter includes $5.1 million of costs and charges associated with amortization of intangibles, disposal of internally developed software, restructuring charges, transactions costs, inventory fair value adjustment from purchase accounting, legal costs and regulatory matter expenses, and stock-based compensation.

Adjusted loss from continuing operations in the first quarter of 2025 was $(0.7) million, or $(0.02) per diluted share, compared to adjusted loss from continuing operations of $(0.1) million, or $(0.00) per diluted share, in the year-ago quarter. Adjusted loss from continuing operations excludes amortization of intangibles, disposal of internally developed software, restructuring charges, transactions costs, inventory fair value adjustment from purchase accounting, legal costs and regulatory matter expenses, and stock-based compensation.

Adjusted EBITDA from continuing operations in the first quarter was $(0.8) million, or an adjusted EBITDA margin of (1.3)%, compared to adjusted EBITDA from continuing operations of $2.0 million, or an adjusted EBITDA margin of 2.9%, in the same year-ago quarter.

Net cash used in operating activities for the three months ended March 31, 2025, was $(2.1) million compared to net cash used in operating activities of $(16.4) million in the prior year quarter. Capital expenditures in the first quarter of 2025 were $1.2 million compared to $1.9 million in the prior year quarter. Free cash flow for the first quarter of 2025 was $(3.3) million compared to $(18.3) million in the prior year quarter.

Liquidity at March 31, 2025 vs. December 31, 2024

•	Cash and cash equivalents totaled $41.3 million compared to $45.4 million.
•	Total debt of $1.9 million (related to the RockyMounts acquisition) compared to $1.9 million.

New Leader Appointed at Adventure

The Company announced today that Tripp Wyckoff has been appointed as the new Managing Director of Clarus' Adventure segment, effective immediately. He will be replacing Mathew Hayward who will depart the Company, effective June 30, 2025, to pursue other professional opportunities. Mr. Wykoff joined the Company in July 2024 and has served as General Manager of the Americas, responsible for managing and growing each of the Adventure brands in the U.S., Canada and Latin America.

Mr. Wyckoff has over 20 years of deep operating experience in senior leadership roles, including as the President of Vertical Supply Group (“VSG”), a leading branded arborist equipment provider and distributor. He led VSG for over nine years, building the industry’s most-recognizable direct-to-consumer platform, while growing earnings by 5x, integrating 11 acquisitions, and stewarding the business through two private equity transactions. Prior to VSG, Mr. Wyckoff spent eight years at Thule serving as Vice President of Sales, Marketing and Service, where he grew the brand significantly in the U.S. and was primarily responsible for bringing to market global initiatives, building one-on-one customer relationships and integrating key acquisitions. While at Thule, he guided multi-channel, go-to-market strategy development and execution, and he co-developed and implemented a value-added sales training program for the global sales team.

Mr. Kanders commented, “We are excited to promote leadership from within and appoint Tripp Wyckoff to head the Adventure Segment moving forward. Since joining Clarus last year, Tripp has helped drive critical progress in the U.S. organization and demonstrated the business-building skills necessary for Adventure to reach its fullest potential. A highly experienced leader, he has a wealth of knowledge, operating discipline and expertise in taking brands of our size to the next level. He previously led a private equity-backed business through multiple growth cycles and exits, with deep industry experience through various leadership roles at Thule. With the full support of the board, senior management, and the Adventure team, I firmly believe Tripp is the right leader to execute the next phase of the Adventure growth strategy, as we continue to see an attractive long-term opportunity underpinned by a large and growing addressable market across multiple verticals. We thank Mat Hayward for his important contributions during his tenure, which included establishing an entirely new product development and product commercialization process that will continue to guide us, and wish him all the best in his future endeavors.”

Agreement to Sell PIEPS

Following a comprehensive strategic review process launched in the fall of 2024, the Company entered into an agreement for the sale of PIEPS and assets of the JetForce avalanche pack intellectual property to a private investment firm for a total purchase price of €7.8 million including cash and debt. The agreement governing the sale has been executed by the parties and will become binding upon receipt by the notary in Austria of the original of the signed power of attorney of the purchaser, a copy of which has already been provided to the notary. This divestiture is aligned with Clarus’ prioritization of simplifying the business and rationalizing our product categories. We expect the transaction to close before the end of the third quarter of 2025 subject to customary closing conditions and other regulatory matters, including foreign direct investment requirements.

2025 Outlook

Due to the ongoing macroeconomic uncertainty stemming from U.S. global trade policies, including the impact of recently imposed or proposed tariffs and the resulting potential consequences on consumer demand, we are withdrawing the Company’s previously issued full year 2025 revenue, adjusted EBITDA, capital expenditures and free cash flow guidance. We intend to provide updated guidance once visibility improves.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2025 results.

Date: Thursday, May 8, 2025

Time: 5:00 pm ET

Registration Link: https://register-conf.media-server.com/register/BI6d93afa015384a388abd5672bbaf1a5b

To access the call by phone, please register via the live call registration link above and you will be provided with dial-in instructions and details. The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leader in the design and development of best-in-class equipment and lifestyle products for outdoor enthusiasts. Driven by our rich history of engineering and innovation, our objective is to provide safe, simple, effective and beautiful products so that our customers can maximize their outdoor pursuits and adventures. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, and TRED Outdoors® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) adjusted (loss) income from continuing operations and related earnings (loss) per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin, and (iv) free cash flow (defined as net cash provided by operating activities less capital expenditures). The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) adjusted (loss) income from continuing operations and related earnings (loss) per diluted share, (iii) EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. We do not provide a reconciliation of the non-GAAP guidance measures adjusted EBITDA and/or adjusted EBITDA margin for the fiscal year 2025 to net income for the fiscal year 2025, the most comparable GAAP financial measure, due to the inherent difficulty of forecasting certain types of expenses and gains, without unreasonable effort, which affect net income but not adjusted EBITDA and/or adjusted EBITDA margin. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this press release, include, but are not limited to, the possibility that a condition to closing of the sale of PIEPS may not be satisfied and the sale will not be consummated which could negatively impact the price of the Company’s shares of common stock or the business, results of operations, and financial condition of the Company, as well as those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward- looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Michael J. Yates

Chief Financial Officer

mike.yates@claruscorp.com

Investor Relations:

The IGB Group

Leon Berman / Matt Berkowitz

Tel 1-212-477-8438 / 1-212-227-7098

lberman@igbir.com / mberkowitz@igbir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash	$41,315	$45,359
Accounts receivable, less allowance for
credit losses of $1,146 and $1,271	42,764	43,678
Inventories	87,483	82,278
Prepaid and other current assets	5,485	5,555
Income tax receivable	1,294	910
Total current assets	178,341	177,780

Property and equipment, net	17,845	17,606
Other intangible assets, net	29,532	31,516
Indefinite-lived intangible assets	47,086	46,750
Goodwill	3,804	3,804
Deferred income taxes	36	36
Other long-term assets	16,193	16,602
Total assets	$292,837	$294,094

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,893	$11,873
Accrued liabilities	22,219	22,276
Current portion of long-term debt	1,919	1,888
Total current liabilities	40,031	36,037

Deferred income taxes	11,207	12,210
Other long-term liabilities	12,309	12,754
Total liabilities	63,547	61,001

Stockholders’ Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 43,054 and 43,004 issued and 38,402 and 38,362 outstanding, respectively	4	4
Additional paid in capital	699,061	697,592
Accumulated deficit	(413,060)	(406,857)
Treasury stock, at cost	(33,156)	(33,114)
Accumulated other comprehensive loss	(23,559)	(24,532)
Total stockholders’ equity	229,290	233,093
Total liabilities and stockholders’ equity	$292,837	$294,094

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2025	March 31, 2024
Sales
Domestic sales	$24,809	$28,284
International sales	35,624	41,027
Total sales	60,433	69,311

Cost of goods sold	39,639	44,460
Gross profit	20,794	24,851

Operating expenses
Selling, general and administrative	26,616	28,215
Restructuring charges	173	370
Transaction costs	142	38
Legal costs and regulatory matter expenses	625	3,002

Total operating expenses	27,556	31,625

Operating loss	(6,762)	(6,774)

Other income (expense)
Interest income, net	257	370
Other, net	459	(909)

Total other income (expense), net	716	(539)

Loss before income tax	(6,046)	(7,313)
Income tax benefit	(802)	(851)
Loss from continuing operations	(5,244)	(6,462)

Discontinued operations, net of tax	-	28,346

Net (loss) income	$(5,244)	$21,884

Loss from continuing operations per share:
Basic	$(0.14)	$(0.17)
Diluted	(0.14)	(0.17)

Net (loss) income per share:
Basic	$(0.14)	$0.57
Diluted	(0.14)	0.57

Weighted average shares outstanding:
Basic	38,366	38,208
Diluted	38,366	38,208

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	March 31, 2025		March 31, 2024

Sales	$60,433	Sales	$69,311

Gross profit as reported	$20,794	Gross profit as reported	$24,851
Plus impact of inventory fair value adjustment	120	Plus impact of inventory fair value adjustment	-
Plus impact of PFAS and other inventory reserves	-	Plus impact of PFAS and other inventory reserves	729
Adjusted gross profit	$20,914	Adjusted gross profit	$25,580

Gross margin as reported	34.4%	Gross margin as reported	35.9%

Adjusted gross margin	34.6%	Adjusted gross margin	36.9%

CLARUS CORPORATION

RECONCILIATION FROM LOSS FROM CONTINUING OPERATIONS TO ADJUSTED LOSS FROM CONTINUING OPERATIONS
AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended March 31, 2025
	Total	Gross	Operating	Income tax	Tax	Loss from	Diluted
	sales	profit	expenses	benefit	rate	continuing operations	EPS (1)
As reported	$60,433	$20,794	$27,556	$(802)	(13.3)%	$(5,244)	$(0.14)

Amortization of intangibles	-	-	(2,224)	295		1,929
Disposal of internally developed software	-	-	(365)	48		317
Restructuring charges	-	-	(173)	23		150
Transaction costs	-	-	(142)	19		123
Inventory fair value of purchase accounting	-	120	-	16		104
Legal costs and regulatory matter expenses	-	-	(625)	83		542
Stock-based compensation	-	-	(1,469)	48		1,421

As adjusted	$60,433	$20,914	$22,558	$(270)	29.1%	$(658)	$(0.02)

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to the loss from continuing operations. Reported loss from continuing operations per share and adjusted loss from continuing operations per share are both calculated based on 38,366 basic and diluted weighted average shares of common stock.

	Three Months Ended March 31, 2024
	Total	Gross	Operating	Income tax	Tax	Loss from	Diluted
	sales	profit	expenses	(benefit) expense	rate	continuing operations	EPS (1)
As reported	$69,311	$24,851	$31,625	$(851)	(11.6)%	$(6,462)	$(0.17)

Amortization of intangibles	-	-	(2,449)	617		1,832
Restructuring charges	-	-	(370)	59		311
Transaction costs	-	-	(38)	6		32
PFAS and other inventory reserves	-	729	-	114		615
Legal costs and regulatory matter expenses	-	-	(3,002)	461		2,541
Stock-based compensation	-	-	(1,178)	181		997

As adjusted	$69,311	$25,580	$24,588	$587	129.6%	$(134)	$(0.00)

(1) Potentially dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive to the loss from continuing operations. Reported loss from continuing operations per share and adjusted loss from continuing operations per share are both calculated based on 38,208 basic and diluted weighted average shares of common stock.

CLARUS CORPORATION

RECONCILIATION FROM OPERATING INCOME (LOSS) TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), EBITDA MARGIN, ADJUSTED EBITDA, AND ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended March 31, 2025				Three Months Ended March 31, 2024
	Outdoor Segment	Adventure Segment	Corporate Costs	Total	Outdoor Segment	Adventure Segment	Corporate Costs	Total
Operating income (loss)	$122	$(3,054)	$(3,830)	$(6,762)	$(1,709)	$(770)	$(4,295)	$(6,774)
Depreciation	506	377	-	883	673	353	-	1,026
Amortization of intangibles	283	1,941	-	2,224	286	2,163	-	2,449

EBITDA	911	(736)	(3,830)	(3,655)	(750)	1,746	(4,295)	(3,299)

Restructuring charges	173	-	-	173	224	146	-	370
Transaction costs	70	40	32	142	-	-	38	38
Legal costs and regulatory matter expenses	578	-	47	625	2,705	-	297	3,002
Disposal of internally developed software	-	365	-	365	-	-	-	-
Stock-based compensation	-	-	1,469	1,469	-	-	1,178	1,178
Inventory fair value of purchase accounting	-	120	-	120	-	-	-	-
PFAS and other inventory reserves	-	-	-	-	729	-	-	729

Adjusted EBITDA	$1,732	$(211)	$(2,282)	$(761)	$2,908	$1,892	$(2,782)	$2,018

Sales	$44,323	$16,110	$-	$60,433	47,022	22,289	-	69,311

EBITDA margin	2.1%	(4.6)%		(6.0)%	(1.6)%	7.8%		(4.8)%
Adjusted EBITDA margin	3.9%	(1.3)%		(1.3)%	6.2%	8.5%		2.9%